Exhibit 10.5

Mobile-health Network Solutions

2 Venture Drive, #07-06/07 Vision Exchange

Singapore 608526

+65 6222 5223

          , 2023

[Name]___________________

[Address]_________________

_________________________

Re: Director’s Agreement

Dear           :

Mobile-health Network Solutions (the “Company”), is pleased to offer you a position as an independent director on its Board of Directors and as chairman of the              Committee, a member of the               Committee and a member of the              Committee that we intend to form (collectively the “Board”). This letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide and subject at all times to applicable laws, including the Companies Act (2023 Revision) of the Cayman Islands, as amended from time to time (the “Applicable Laws”) and the memorandum and articles of association of the Company for the time being, as amended, modified or supplemented from time to time (the “Constitution”).

1. Term. Your appointment shall be effective as of the date of the effectiveness of the registration statement on F-1 of the Company. Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board, which shall include, amongst others, representing the interests of the shareholders of the Company in Board discussions and exercising your best endeavors to procure the Company’s compliance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market LLC (the “Nasdaq”), the Constitution and all other Applicable Laws which are binding on or applicable to the Group. You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone, Zoom or another online meeting or otherwise virtual meeting platform. You shall be required to attend all meetings of the Audit Committee, the Compensation Committee and the Nominations Committee either in-person or by telephone, Zoom or another online meeting or otherwise virtual meeting platform. As an independent director, you may also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors and to perform such other duties required of the independent directors, including but not limited to submitting relevant documents required of directors by the SEC or Nasdaq. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, directly or indirectly, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you shall notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

4.1 Cash Compensation. Subject to the Applicable Laws and the Constitution, you will be paid a director’s fee of              per year (“Director’s Fee”) for performing your Duties. The Company’s obligation to pay the full amount of the Director’s Fee shall be absolute and unconditional for so long as you serve as a director, notwithstanding the fact that payment is being made on an installment basis. Subject to Section 8 in this Agreement, in the event that you serve as a director of the Company for only part of the period for which the Director’s Fee is payable, you shall be entitled to a pro rata portion of the fee related to the period during which you have served as a director with effect from the date of the effectiveness of the registration statement on Form F-1 of the Company. The Director’s Fee shall be payable in 12 installments, each installment shall equal to                unless you are entitled to a pro rata portion as provided in this Section above. You will be entitled to an installment every month of your service as a director, and the installments will be transferred to your account on or before the 7th day of the month immediately following which you are entitled to an installment. It is anticipated that the Directors Fee will continue for so long as you are a director and will continue to be paid in monthly increments.

4.2. Cash Reimbursement. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

4.3. Service on Board Committees. You will not receive additional compensation (other than the Director’s Fee) for your services on the Audit Committee, the Compensation Committee and the Nominations Committee.

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy with coverage determined annually by the Company and the Board. The Company agrees to maintain such insurance for so long as you serve as a Director, and thereafter for so long as you may be subject to any possible claim or proceeding by reason of fact that you were a director of the Company.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1. Definitions. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel, including in particular lists or details of customers, suppliers of the Group, or working of any process, technology, invention or methods carried on or used by the Group in respect of which the Group is bound by an obligation of confidence to any third party or any financial or trading information or such other trade secrets relating to the Group, information which you might receive or obtain in relation to the Group’s business such as the Group’s finances, customers, clients or suppliers.

By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. All notes, memoranda, records, correspondence, computer information (such as disks, files, spreadsheets and software), plans, drawings and other documents of whatsoever nature and all copies thereof made or compiled or acquired by you during the term of this Agreement in relation to the business, finances or affairs of the Group and all other property belonging to the Group, including but not limited to documents and other records (whether on paper, disc, tape or any electro-magnetic medium or in any other form) shall remain the property of the Group. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except for necessary disclosure in the course of your business relationship with the Company or required by the Applicable Laws. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company or required by the Applicable Laws, and that the provisions of this Section 7.4 shall survive the termination of this Agreement.

8. Termination and Resignation. Your membership on the Company’s Board may be terminated:

a. by failure of being re-elected as a director at the annual shareholders’ meeting;

b. for any or no reason at a meeting called expressly and duly constituted in accordance with the Company’s Amended and Restated Articles of Association for the purpose of termination by (i) a simple majority of votes of shareholders that are entitled to vote in person or by proxy, or (ii) approval in writing by all of the shareholders entitled to vote in one or more instruments, each signed by one or more of the shareholders;

c. for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within two months from its date of delivery, then your Resignation shall be deemed to be accepted by the Board; or

d. for good cause, which shall mean any one or more of the following as determined in the reasonable discretion of the Company: (1) a continuing material breach or material default by you of the terms of this Agreement, except for any such breach or default which is caused by physical disability as determined by a neutral physician; (2) gross negligence, willful misconduct or continuing failure to perform your Duties; and (3) the commission by you of an act of fraud, embezzlement or any felony or other crime of dishonesty in connection with your Duties or which would materially and adversely affect the business reputation of the Company.

Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate, subject to the Company’s obligations to pay you any cash compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Except in the event of termination for good cause, the Company’s obligation to pay you cash compensation in accordance with Section 4.1 above for the first year in which you have agreed to serve as a director shall not be changed or adjusted, without regard to the period that you serve as a Director.

9. Indemnification. Concurrent with the execution of this Agreement we shall enter into the Director’s Indemnification Agreement attached hereto as Exhibit A and incorporated herein by this reference.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Singapore. Each Party irrevocably agrees that the courts of the Singapore shall have exclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with this Agreement, and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Parties by electronic mail in “portable document format (.pdf)” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart manually or electronically (such as via Adobe Sign and DocuSign) and deliver the executed counterpart via electronic means to the other Party. The receiving Party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received. Such electronic signatures (such as Adobe Sign and DocuSign) shall be recognized and construed as secure electronic signatures pursuant to the Electronic Transactions Act 2010 of Singapore and such signatures shall be deemed to be original and binding signatures for all intents and purposes. The Parties agree that this document, if executed in accordance with this Clause 11, shall be valid, accurate and authentic, and given the same effect as, a written and signed document between the Parties in hard copy or “wet ink” signatures.

[Remainder of Page Left Blank Intentionally]

This Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

Mobile-health Network Solutions

By:

AGREED AND ACCEPTED BY

By:
Printer Name

(Identification Number: )